UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                                     of the
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of Earliest Event Reported):
                                  March 7, 2003
                                  -------------

                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.
                  --------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Colorado
                                    --------
                 (State or other jurisdiction of incorporation)

            0-27637                                      47-0811483
            -------                                      ----------
     (Commission File Number)                  (IRS Employer Identification No.)

               501 Brickell Key Drive, Suite 603, Miami, FL 33131
               --------------------------------------------------
               (Address of principal executive office) (Zip Code)

                                  305-374-2036
                                  ------------
              (Registrant's telephone Number, including area code)



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Item 5.           Other Events.

      On March 7, 2003, the board of directors of Global Entertainment Holdings/Equities, Inc. (the "Company") mailed to all of the Company's shareholders of record a letter outlining the history and background of the Company along with a memorandum addressing the issues relating to a current dispute with one of its shareholders, Steven Abboud. A complete copy of the shareholder letter and memorandum are attached hereto as exhibits.

Item 7.           Financial Statements and Exhibits.

      (A) No financial statements or pro forma financial information are required to be filed as a part of this report.

      (B) The Exhibit Index is located on page 3.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 7th day of March, 2003.

                                    Global Entertainment Holdings/Equities, Inc.



                                    By:  /s/ Clinton Snyder
                                         --------------------------------------
                                         Clinton Snyder, Chief Financial Officer


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                                INDEX TO EXHIBITS

EXHIBIT           PAGE
NO.               NO.         DESCRIPTION
---               ---         -----------

20(i)             4           Letter to Shareholders of Global Entertainment
                              Holdings/Equities, Inc.

20(ii)            11          Memorandum from the Board of Directors of Global
                              Entertainment Holdings/Equities, Inc.



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

                           LETTER TO SHAREHOLDERS OF
                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.

      The following is a recap of historical events as well as recent achievements of Global Entertainment Holdings/Equities, Inc. (us or our, Global, or the Company). As a stockholder, you may find this history helpful in understanding the background of the Company. We are not asking you for a proxy. No response is required and you are requested not to send us a response.

Development of Global Through Various Corporate Reorganizations

      The Company was incorporated in July, 1997, as Masadi Resources, Inc. (Masadi), with the intention of focusing on oil and gas investment opportunities. Corporate records do not indicate evidence of any business investment or activity in the oil and gas arena.

      On November 26, 1997, the business direction changed to focus on the development and distribution of a new sport drink in competition with such beverages as Gatorade. Along the lines of this new focus, Masadi entered into a purchase and sales agreement with Beverage Source Worldwide (BSW), and, on February 10, 1998, changed its name to International Beverage Corporation (IBC). After several months of activity, IBC, sued to rescind the agreement with BSW. Mark Darnell, the president of BSW, then counter-sued on the basis that the Company and its then CEO did not raise the money promised to BSW. This litigation was settled when the stock issued by the Company to BSW was rescinded, BSW's rights were returned to Darnell and the Company paid BSW $75,000. IBC thereafter ceased its efforts to pursue the sports beverage business, having exhausted all of its resources.

      On August 27, 1998, the Company, still known as IBC, merged into a private corporation, Global Entertainment Holdings/Equities, Inc. (Global). IBC survived this merger, but immediately adopted the name of Global Entertainment Holdings/Equities, Inc.

      Global had been formed on March 30, 1998, in anticipation of purchasing Interactive Gaming and Wagering (IGW), a privately held foreign corporation. IGW was a provider of software to the online gaming industry and was originally organized in Curacao by Bryan Abboud along with a group of college acquaintances. IGW chose Curacao because, the legislation was favorable to the online gaming industry and the business infrastructure was stable. As with many under funded startup companies, the founders started with a minimum amount of capital, took low salaries and worked long hours to develop software to support an Internet-based gaming system.

      IGW had been acquired by Global, while Global was still a private company, under the following terms:

 - The stockholders of IGW received 68% of Global's outstanding common stock and became Global's wholly owned subsidiary.

 - IGW was to provide the software it had developed to support the gaming industry operators and hard assets such as computer equipment, furniture, and a small amount of cash.

 - Global pledged to provide $70,000 at the time of signing and $1 million within 6 months of the signing of the final contract. No penalties were included in the acquisition agreement in the event Global was unsuccessful in raising this $1 million, and Global actually had very nominal assets at the time of this transaction.

      Despite the fact that Global was successful in raising more than $1,900,000, IGW received only $255,000 in capital from Global during the six months following the acquisition, and for the following two and one half years received less than $800,000. The difference between the amount raised and amount forwarded to IGW was allocated to salaries for Global's CEO and two administrative level personnel in the Omaha, Nebraska corporate office, office expenses, travel and entertainment expenses, litigation and settlement expenses as discussed above relating to the failed IBC acquisition, and very large expenditures on aggressive promotions of Global stock via outside investor relations firms.

      Of the $1.9 million raised by Global, more than $650,000 was in the form of short-term loans rather than long term equity investments. This is important to note as IGW was forced to finance and complete major product developments with limited funds while being required to pay off those short-term notes. This situation severely stunted IGW's development efforts and hindered its business growth. It wasn't until the second quarter of 2001 that IGW successfully converted an aging account receivable into a note on which the debtor is making current payments, that the working capital shortage has been somewhat alleviated. Since that second quarter of 2001, we have been able to finance the majority of our expansion and development needs from current cash flow.

Changes in Management

      The Company initially was incorporated with the assistance of Steven Abboud, a major (25%) stockholder who, at the time was the only source for raising capital for the venture. Steven Abboud was also served as a financial advisor to the Company when it merged with IGW; he and entities in which he had a beneficial interest controlled over 30% of the Company's stock. In late 1998, when the Company merged with Global to effect the acquisition of IGW, Steven Abboud assumed the title of president and CEO of the Company and undertook responsibility for the Company's expenditures and capital raising transactions. Following that merger, the Company changed its name to Global Entertainment Holdings/Equities, Inc. Bryan Abboud, founder of IGW, remained as the president of the IGW subsidiary and was responsible for spending decisions regarding only IGW's activities and operations.

      In November, 1999, the Company received negative publicity when an article was published in a national periodical concerning the Internet gaming industry. Specifically, the article alleged that the industry was infiltrated by unsavory characters and mentioned Steven Abboud as an example of this problem, and identified Steven Abboud's conviction of two felonies and a jail term. As a result of this disclosure, Steven Abboud terminated his employment as president and CEO effective December, 1999 and resigned in August, 2000, from the Board of Directors of Global. In exchange for his resignation, Global agreed to engage Steven Abboud as a financial consultant for 18 months at $7500 per month, and agreed to pay a commission starting at 20% for any financings deals he placed.

      Following Steven Abboud's resignations, David Wintroub served as CEO, as well as a member of the Board of directors, until he resigned in October, 2000. Donald Lisa replaced Wintroub as CEO and oversaw the relocation of the Company's headquarters from Omaha, Nebraska to Phoenix, Arizona, where Mr. Lisa resided. Lisa served as CEO and as a member of the Board of directors until his resignation on December 31, 2001. Upon Lisa's resignation, the Board asked Bryan Abboud to serve as the Company's CEO, as well as to continue to serve as a member of the Board of directors, a position he has held since September, 1998.

      At the same time the changes occurred in management, the structure of the Board changed. In late 2000, Steven Abboud approached Thomas Glaza about becoming a member of Global's board of directors. Mr. Glaza accepted the appointment in January 2001. Mr. Glaza has extensive experience in sales and marketing within the software industry was a founder, president and CEO of a $9 million company which engaged in writing, servicing and installing software systems. David Stein, a sales consultant and well- known author and educator, was subsequently appointed to the board in early 2002 by the remaining two members, Bryan Abboud and Mr. Glaza. Mr. Stein also has extensive operational experience in the software business. James Doukas, an experienced businessman and consultant, was appointed to the Company's Board of directors in April, 2002.

       Mr. Lisa sent a letter to the Board, immediately prior to his resignation on December 31, 2001, citing various allegations and demanding the resignation of the remaining members of the Board as a result of these allegations. This was a surprise to the

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



Board, as Mr.Lisa had not expressed these allegations while he was CEO and in fact had previously complimented Mr. Glaza on his contribution to the company and cited his desire to spend more time with his family as reason for his departure.

      Mr. Glaza organized a Stockholders' Review Committee composed of eight stockholders, all of whom had considerable holdings in the company, to review the allegations of Mr.Lisa. The entire committee, in February 2002, agreed that Mr. Lisa's allegations were, for the most part, unfounded.

      In January, 2001, the headquarters of the Company was moved to Miami, Florida to facilitate travel between Global and IGW. Bryan Abboud moved to Miami to lead corporate affairs.

      At the company's annual meeting of stockholders, which took place in July 2002, the current board of directors (Bryan Abboud, Thomas Glaza, David Stein and James Doukas) was reelected with no dissenting votes.

Recent Achievements of Global

      The following is a summary of what your Board of directors considers to be the Company's recent notable achievements and developments.

      We have experienced substantial increases in our revenues. The Board feels that such continued growth, especially the growth which has occurred in the last 2 years, is significant in light of the economic slowdown throughout the world and the slowing of growth in this industry. Government pressures to restrict the flow of money to companies (our licensees) involved in off-shore betting is one example of outside elements contributing to the slower growth of the industry. Despite these factors, our revenues have grown as follows:

 -    1998 Revenues were $980,000
 -    1999 Revenues were $2.8 million
 -    2000 revenues were $4,572 million
 -    2001 revenues were $4.708 million
 - Final revenue figures for the year ending Dec. 31, 2002, have not yet been finalized. However, revenues for the first three quarter of 2002 were $4,055,000 or 53% higher than for the comparable period in 2001.

These revenue increases have been primarily driven by the success of our licensees, new accounts, more comprehensive e-commerce support and new products such as our horse book product.


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

      We have significantly upgraded our marketing and sales efforts by committing more resources and employing highly qualified personnel. As a result, we have successfully added 5 new licensees since January, 2001.

      As a software company competing for technical employees that historically have been in short supply, stock options have been an invaluable and essential form of compensation for our employees. Stock options have been issued in an attempt to reward and improve retention of employees. As in most companies, such options have no relation to "revenues generated" but serve as a tool in management's arsenal to retain good software engineers and staff members.

      The Board has thoroughly evaluated the number of stock options outstanding and the terms governing such options. In early 2001, the options plan was adjusted putting our option commitments in line with industry standards. The typical measurements of option dilution are "overhang" (the amount of options outstanding in relation to the total number of common shares issued) and the "run rate" (the average annual percentage of options issued and planned to be issued in relation to the number of shares outstanding). Since early 2001, both of these measures are within the range of published averages for companies similar to ours. A key fact to consider when evaluating our stock option position is that unless the option has been exercised, the stock underlying the option cannot be voted. Unfortunately, as of January 31, 2003, virtually 100% of the stock options outstanding had exercise prices in excess of the closing trading price of our common stock. Thus, some of the outstanding options may never be exercised because their strike price is significantly higher than the market price. Unexercised options further reduce the option overhang.

      Some stockholders have implied that the company is worth much more than the stock price would indicate in an effort to induce the company to purchase their stock at a price higher than the current market demands. They cite as proof a valuation performed by a previous executive of the company. We are unaware of the existence of any qualified valuation concerning the Company. While certain individuals had conducted their own analysis, none of that analysis was reviewed by the Board and, in the Board's opinion, such valuations would not be viewed as a reasonable estimate of our worth.

      The Board is very determined to take actions that will result in increased liquidity and a higher price for the Company's common stock. The Board believes the Company can stimulate interest in the stock primarily by making sound investments in people, research and development and new product offerings, along with increasing emphasis on sales and effective financial controls. As your Board presented at the July, 2002 stockholders' meeting, management intends to increase promotional activities to improve interest in the stock as earnings, sales and organizational matters are more in tune with investors' expectations. These improvements and the resulting interest in our stock as an investment is expected to occur in the short term.

      A few stockholders have raised the issue that IGW (our wholly owned subsidiary) should pay dividends directly to the shareholders. This argument is based on the premise that our subsidiary is located in Curacao, a country with a very low tax rate. Aside from questioning the legality of such a proposal, the Board envisions a stronger company and ultimately a greater return, by reinvesting all earnings back into product development, product offerings, marketing and growth. When the Company reaches the right point in its life cycle, it will shift its philosophy accordingly. In the long term we believe our stakeholders will see a greater benefit under the current course of action.

      Status and History of VIP our Major Licensee


      The Company's relationship with one of IGW's major customers continues to be a topic of profound interest to certain parties. Accordingly, the Board believes this topic to merit an expanded discussion.

      This one licensee has always been a significant client since IGW's inception. The original contract between IGW and this licensee was for a period of six years and provided that the licensee would pay IGW 70% of its "gross revenue." However, virtually as soon as the contract was signed, it became apparent that the licensee could not pay the 70% royalty and remain competitive in its market. However, IGW continued to send billings to the client and consequently, their obligations to IGW began to grow at a rapid rate.

      Acknowledging the problems with the unreasonable royalty structure of the original contract, in 1999 and 2000 multiple steps were taken to reduce the royalty rate. The Board of directors sanctioned the efforts as part of their governance. This licensee became aware of lower rates charged to other IGW clients as a result of an acquisition of another IGW licensee who had negotiated a much lower rate.

      In late 2000 when this licensee owed IGW $1.6 million, Thomas Glaza was asked to join the company's Board of directors. While conducting due diligence, Mr. Glaza reviewed the basis for this receivable and refused to join the Board until the issue was resolved. As a result, an agreement was reached whereby the receivable was converted into a short-term note with monthly payment provisions. In consideration for signing the note and making the payments, IGW lowered the royalty rate in stages. However, the royalty rate in the eyes of that licensee still exceeded an acceptable level.

      In December 2001, IGW signed a letter of understanding with the licensee that resolved the long-standing issue of lowering their royalty rate to what they considered to be a competitive level. The approach used to help obtain the agreement to the new terms was a complex formula based on the history and projected revenues and values involved in the product licensing. This approach to reach an amendment to the contract was reviewed by a Stockholder Committee, which agreed that the amendment was reasonable and fair to our shareholders. In February 2001, an agreement reflecting the reduction in royalty was executed. This amendment to the contract cemented much better relations between IGW and its single largest client and thus helped assure that our licensee would not seek suppliers other than IGW to secure an industry competitive royalty rate.

Summary


      The Board of directors is pleased that executive management has done an admirable job of resolving complex business issues, establishing a documented strategy and developing a better business model, all on a very tight budget. Your company now has significantly better performance, revenue forecasts, budgets, and cost controls than it has ever had in its past. This results from hiring more specialized management in product development, sales and financial planning and controls. Your CEO and Board have emphasized the hiring of quality people with proven track records of accomplishment in the software industry. We now feel, after a rocky start, the Company is on the right track for success. We appreciate your support and vote of confidence by making an investment in Global Entertainment Holdings/Equities, Inc.


Safe Harbor Statement

      Statements in this letter that are not historical including statements regarding Global Entertainment Holdings/Equities, Inc. or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. It is important to note that the Company's actual results could differ materially from those in any forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statement is contained in the Company's SEC reports, including but not limited to, the annual report on form 10-KSB for the year ended December 31, 2001 and the quarterly report on forms 10-QSB for the periods ending March 31, 2002, June 30, 2002 and September 30, 2002.



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

                  Global Entertainment Holdings/Equities, Inc.
                       501 Brickell Key Drive, Suite 603
                              Miami, Florida 33131


To:         Global Stockholders

From:       Global Entertainment Board of Directors

Date:       March 6, 2003

Subject:    Issues Related to Disputes with Steven Abboud

--------------------------------------------------------------------------------


      Certain disputes have recently arisen between your company, Global Entertainment Holdings/Equities, Inc. ("Global"), and Steven Abboud. These disputes have occurred in the context of statements made by Steven Abboud regarding Global, its board of directors and its clients, as well as a lawsuit filed by Global against Mr. S. Abboud in Florida state court. The purpose of this memorandum is to briefly address certain of these issues, as well as to assure you, the owners of Global, that your board of directors is doing everything in its power to protect your interests and grow the company. The Company is not asking you for a proxy. No response to this memorandum is required and you are requested not to send us a response.

      By way of background, Steven Abboud was Global's president and CEO until the board of directors sought his resignation as an active employee and board member in late 1999. Global's board made every effort to treat Mr. S. Abboud fairly and provided him with a handsome consulting agreement under which he made well in excess of $135,000. That agreement was concluded after eighteen months in mid-2001, at which time Mr. S. Abboud's only relationship with the corporation became one of a shareholder.

      In the first quarter of 2002, the company's corporate records were transferred from Phoenix to Miami and reviewed by our new auditors in connection with SEC and IRS reporting requirements. The company was then informed by these auditors of certain apparent irregularities that they could not explain.

      Initially, the auditors determined that significant travel and entertainment expenses charged to the company by Steven Abboud while he was president and CEO were inadequate under Federal tax guidelines. For example, Mr.
S. Abboud had spent large amounts on meals and had taken numerous trips to Las Vegas and Europe with no discernable documentation substantiating any valid business purpose.



                                       11


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      Further review indicated that Mr. S. Abboud had also authorized Global to make extremely large expenditures in investor-relations campaigns. During the same time he and companies he controlled and held a beneficial interest in were selling shares of Global stock. This was a cause for concern both because of strict federal laws regarding so-called "pumping and dumping," and because of the substantial amount of Global's resources that were expended.

      Perhaps of greatest concern, however, was the finding that Steven Abboud, while he was president and CEO of the company, caused Global to issue substantial amounts of Global shares to himself or companies he controlled and held a beneficial interest. As but one of many examples, in connection with the August 1998 purchase by Global of IGW, it appeared that approximately 1,409,000 shares of Global stock--apparently was earmarked for IGW shareholders--had been issued instead to Mr. Abboud's company "SSI." The total amount of questioned shares issued by Mr. S. Abboud to himself or his companies totals in the millions. Global's board has assiduously investigated the documentation supporting these issues, and made every attempt to find documentation approving the issuance of these shares or any evidence of fair-and-adequate compensation provided in exchange for these shares (as required by law). Global's efforts to substantiate the proper issuance of these shares included attempts to discuss the matter and obtain proof from Steven Abboud; the efforts were rejected.

      Only after these issues were extensively investigated and with no apparent explanation, did the board determine that it was appropriate to file a legal action against Mr. S. Abboud. The board felt it was its fiduciary duty to you, Global's shareholders, to seek reimbursement for any inappropriate expenditures and obtain a declaration from the court regarding the validity of the shares at issue. Given that these shares could total as much as 25% of the outstanding stock of the company, if not properly issued they have significantly diluted the properly issued outstanding shares. Thus, the board believes it would have been a breach of its duty to Global's shareholders had it not sought assistance from the courts.

      Mr. S. Abboud's initial defense against this action has been to claim that the Florida court does not have jurisdiction over him, despite his contacts with Florida concerning Global business. We disagree with that position but are prepared, if necessary, to re-file the action in Colorado (the state of incorporation) or Nebraska (Mr. S. Abboud's home), if necessary, in order to protect Global and its shareholders.

     There are many other issues listed in the action; if any shareholder wishes to receive a copy of the legal complaint which details many other issues, please call Nancy Urselita of our staff at 305 375 2036 to request a hard copy via mail or send an e-mail message to Nancy nancy@ineractive-gaming.com and request an electronic copy via e-mail.



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


      We would only add regarding this action, that in an attempt to avoid the expense of litigation, the company has offered to purchase Mr. S. Abboud's Global stock at a substantial discount from the value when it was issued. The difference between the value and the price paid to Mr. S. Abboud would properly reflect the value of any unsubstantiated expenses and improperly issued stock. (The company believes that a stock transaction such as this is the only effective way to recover damages on behalf of the stockholders given Mr. S. Abboud's financial situation.)

      We hope you have found this communication helpful in understanding the depths of the claims against Mr. Abboud and why we have initiated a legal action to recover damages. If you would like more detail please avail yourself of the offer to obtain a copy of the action by contacting our office as outlined above.


Sincerely,

/s/ Thomas L. Glaza
----------------------------------
Thomas L. Glaza
Chairman of the Board of Directors
Global Entertainment


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